Exhibit 99.1

Company Contact Pam Scott VP, Corporate Communications 509-777-6393 (d) 509-570-4610 (c) Pam.Scott@redlion.com

RLHC Announces First East Coast Property Acquisition

Establishing a Strategic Location for Newest Brand, Hotel RL

Key Transaction Furthers RLHC National Expansion Plan

Spokane, Wash., Dec. 1, 2014 – RLHC (Red Lion Hotels Corporation NYSE:RLH) announced today the company has acquired an adaptive reuse property located at Baltimore’s Inner Harbor in Maryland. Currently under renovation, the 130-room hotel is expected to open in summer 2015 as the company’s first Hotel RL.

“The announcement of our first Hotel RL at the Inner Harbor of Baltimore is momentous,” said RLHC Senior Vice President of Corporate Development Angela Landgraf. “This hotel establishes the first East Coast presence for an RLHC brand in the 50-year history of the company, as well as the company’s first Hotel RL. This acquisition is key to launching our investment strategy designed to expand all of our brands across the country.”

“The property, with its prime location in a top urban market, is representative of our strategic vision for Hotel RL,” said RLHC President & CEO Greg Mount. “The proceeds from our recent asset sales provided us with the cash on hand to execute quickly on a competitive bid process for a key acquisition in Baltimore, one of the top 20 U.S. markets.”

RLHC used a portion of its cash on the balance sheet to purchase the future hotel, an adaptive reuse property which is already 70 percent completed. RLHC will initially fund the $15.7 million purchase price of the property along with $3.5 million in capital improvements to finish redevelopment and renovations. The company has signed a non-binding letter of intent with Shelbourne Capital to form a joint venture to invest in the hotel. RLHC expects to contribute the hotel to the joint venture in exchange for an equity interest in the joint venture and a substantial amount of cash to be contributed by Shelbourne Capital and other outside investors. RLHC also expects that in early 2015 the joint venture would recapitalize a portion of its investment in the property through secured debt financing.

Located in downtown Baltimore, the future Hotel RL Baltimore Inner Harbor, 207 East Redwood Street, is known locally as The Keyser Building, a 10-story historic property with a cut-stone façade. The hotel is within walking distance of Camden Yards and M&T Bank Stadium and is two blocks from the famous Inner Harbor, which has water taxis that ferry passengers to Fells Point, Canton and Fort McHenry. As part of the renovation, the signature design elements of Hotel RL will be incorporated into the property and the hotel will have 600 square feet of technologically advanced meeting space, an exercise room and a business center.

Last month, RLHC launched Hotel RL, its new full-service conversion brand targeted for the top 80 U.S. urban markets. Inspired by the spirit of the Pacific Northwest and designed for consumers with a millennial mindset, Hotel RL is centered on the concept that a hotel should be a town square where visitors and locals meet to collaborate. The focal-point of the open pavilion-style lobby is The Steps, a new gathering and seating concept where guests can enjoy an espresso and complimentary Wi-Fi in the mornings or a signature cocktail in the evenings. Signature elements of the Hotel RL brand include distinctive coffee service in the lobbies, centered upon the notion of enticing guests out of their rooms and into a Pacific Northwest coffee house setting.

The guest rooms are designed with comfortable soft seating and hard work surfaces throughout, with wood floors and large flat-screen TVs. Rather than traditional closets, the rooms will have a retail-inspired changing area with a gear drop.

About RLHC:

Red Lion Hotels Corporation is a hospitality company primarily engaged in the franchising, ownership and operation of midscale and upscale hotels. Established in 1959, the company has more than 50 hotels system wide and also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.

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